SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: December 5, 2002

MATTEL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05647	95-1567322
(State or other jurisdiction of corporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

333 Continental Boulevard, El Segundo, California	90245-5012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 252-2000

N/A
(Former name or former address, if changed since last report)

Item 5.    Other Events

Mattel, Inc. hereby incorporates by reference herein its press release dated December 5, 2002 regarding a tentative agreement to settle the shareholder litigation related to the acquisition of The Learning Company, Inc., (“Learning Company”), in 1999, a copy of which is included as Exhibit 99.0 attached hereto.

Mattel, Inc. announced that an agreement in principle has been reached to settle shareholder litigation related to the acquisition of Learning Company in 1999. The settlement remains subject to negotiation of a final written agreement between Mattel and the plaintiffs’ attorneys and approval by the court.

Following Mattel’s announcement in October 1999 of the expected results of its Learning Company division for the third quarter of 1999, various Mattel stockholders filed class action complaints naming Mattel and certain of its present and former officers and directors as defendants. The complaints generally alleged, among other things, that the defendants made false or misleading statements in the joint proxy statement for the merger of Mattel and Learning Company and elsewhere that induced Mattel’s shareholders to vote to approve the merger and artificially inflated the price of Mattel’s common stock. In addition, several stockholders filed separate derivative complaints purportedly on behalf of and for the benefit of Mattel, alleging, among other things, that Mattel’s directors breached their fiduciary duties, wasted corporate assets, and grossly mismanaged Mattel in connection with Mattel’s acquisition of Learning Company and its approval of severance packages to certain former executives. Mattel believes the settlement will have the effect of causing the dismissal of all of the separate derivative suits.

Under the terms of the tentative settlement, the total cost of the litigation will be $135.5 million. The plaintiffs will receive a payment of $122.0 million. Defendant’s attorneys’ fees and costs are estimated to be $13.5 million. The total amount Mattel will pay in connection with the litigation is expected to be approximately $25.5 million on a pre-tax basis. Mattel intends to record this as a non-recurring charge in the fourth quarter of 2002.

The additional settlement amounts and legal expenses are covered by insurance. At the time of the lawsuits, Mattel maintained directors and officers liability insurance with a maximum coverage of $120.0 million. Mattel has determined that an additional directors and officers liability insurance policy with a maximum coverage of $10.0 million was available to Mattel as successor-in-interest to The Learning Company, Inc. Therefore, Mattel’s total maximum insurance coverage for actions of the type settled at the time of the filing of the suits was $130.0 million. One of Mattel’s insurance carriers, Reliance Insurance Company (“Reliance”) has become insolvent, and Mattel will pay $20.0 million to cover the missing Reliance layer of insurance as part of Mattel’s $25.5 million cost.

With respect to the $20.0 million portion of insurance coverage Mattel is paying due to the insolvency of Reliance, Mattel has made a claim against the California Insurance Guarantee Association (“CIGA”) for the full $20.0 million of the Reliance layer. CIGA disputes that it has to pay such amount, and instead has taken the position that it has to pay only $0.5 million of such amount. Mattel will continue to pursue CIGA for a payment in excess of $0.5 million. If, ultimately, there is a difference between the $20.0 million representing the Reliance layer and what CIGA pays to Mattel, Mattel will pursue claims in the Reliance liquidation proceedings.

In addition to the financial settlement, Mattel has agreed to negotiate certain corporate governance procedures with plaintiffs’ attorneys.

Set forth below is a table showing the financial components of the tentative settlement (amounts in millions):

Payment to plaintiffs		$122.0
Defendant’s legal fees and other costs		13.5

Total cost of litigation		135.5
Insurance proceeds:
Mattel D&O liability insurance	$120.0
The Learning Company D&O liability insurance	10.0

Total insurance coverage at time of filing of suits	130.0
Less: Reliance insurance coverage to be paid by Mattel	(20.0)

Total settlement costs to be paid by insurance		110.0

Total settlement costs to be paid by Mattel – pre-tax		$25.5

Total settlement costs to be paid by Mattel – after-tax		$16.1

2

Item 7.    Financial Statements and Exhibits

(a)  Financial statements of businesses acquired: None

(b)  Pro forma financial information: None

(c)  Exhibits:

99.0	Press release dated December 5, 2002

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTEL, INC. Registrant

By:	/s/ ROBERT NORMILE
Robert Normile Senior Vice President, General Counsel and Secretary

Date: December 5, 2002

3